Exhibit (e)(2)

SCHEDULE A

List of Funds

BlackRock AAA CLO ETF

BlackRock Flexible Income ETF

BlackRock Floating Rate Loan ETF

BlackRock High Yield Muni Income Bond ETF

BlackRock Intermediate Muni Income Bond ETF

BlackRock Short-Term California Muni Bond ETF

iShares Large Cap Deep Buffer ETF

iShares Large Cap Moderate Buffer ETF

Amended June 23, 2023